  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Learning Tree International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Learning Tree International, Inc.

1831 Michael Faraday Drive, Reston, Virginia 20190

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, March 13, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Learning Tree International, Inc. (our “Annual Meeting”) will be held at our education center located at 1805 Library Street, Reston, Virginia 20190, on Thursday, March 13, 2014 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying proxy statement (“Proxy Statement”):

1.	To elect three Class I directors to serve for a three-year term ending at the 2017 annual meeting of stockholders.

2.	To hold an advisory vote on our executive compensation.

3.	To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending October 3, 2014.

The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by stockholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

The Board recommends that you vote “FOR” each of the Class I director nominees proposed by the Board and that you vote “FOR” each of the other proposals. The background of each of the Class I director nominees and a description of the other proposals are described in detail in the accompanying Proxy Statement.

Our board of directors has fixed the close of business on January 21, 2014 (“Record Date”) as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment or postponement thereof. Only stockholders at the close of business on the Record Date are entitled to vote at our Annual Meeting or at any adjournment or postponement thereof.

Beginning with this Annual Meeting, we are pleased to take advantage of the rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about January 27, 2014, rather than a paper copy of the Proxy Statement, the proxy card and our 2013 Annual Report, which includes our annual report on Form 10-K for the year ended September 27, 2013. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you expect to be present at the Annual Meeting, after receiving the Notice of Internet Availability please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or by signing, dating and returning the proxy card that is mailed to those that request paper copies of the Proxy Statement and the other proxy materials.

By Order of the Board of Directors,

Dr. David C. Collins
Chairman of the Board and
Chief Executive Officer

January 27, 2014

Important Notice Regarding Availability of Proxy Materials
for the 2014 Annual Meeting of Stockholders to be Held on March 13, 2014

Our Proxy Statement, Annual Report on Form 10-K and Proxy Card are available on the Internet at http://www.cfpproxy.com/6821 and at the “Investor Information” section of our corporate website at http://www.learningtree.com/investor/proxy.htm.

Learning Tree International, Inc.

1831 Michael Faraday Drive, Reston, Virginia 20190

PROXY STATEMENT

INTRODUCTION

This proxy statement (“Proxy Statement”) is being made available to our stockholders on or about January 27, 2014 via the Internet and, if requested, by delivery of printed copies by mail, and is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Learning Tree International, Inc., a Delaware corporation. The proxies solicited hereby are to be voted at our 2014 Annual Meeting of Stockholders (our “Annual Meeting”) to be held at our education center located at 1805 Library Street, Reston, Virginia 20190, on Thursday, March 13, 2014, at 10:00 a.m. local time and at any and all adjournments or postponements thereof.

As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Learning Tree International, Inc.

Important Notice of Electronic Availability of Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement, the proxy card and our 2013 Annual Report, which includes our annual report on Form 10-K for the year ended September 27, 2013 (“Annual Report”), available to stockholders electronically via the Internet at the following website: http://www.cfpproxy.com/6821. Since this is the first year we are using this procedure for delivering proxy materials, stockholders will not receive printed copies of the proxy materials as they have in prior years, unless they request them. We will instead be mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), that explains how stockholders may access and review the proxy materials and how stockholders may submit their proxy. Also, as more fully described in the Notice of Internet Availability, stockholders may choose to access our proxy materials via the Internet or may request a printed set of our proxy materials. In addition, the Notice of Internet Availability and the website provide information regarding how you may request to receive future proxy materials electronically by email or in printed form by mail on an ongoing basis. The Notice of Internet Availability, this Proxy Statement and the other proxy materials are first being made available to our stockholders on or about January 27, 2014. Our Annual Report is not part of the proxy solicitation material.

Proposals to Be Voted Upon at the Annual Meeting

At our Annual Meeting, stockholders will be asked:

● Proposal 1:	To elect three Class I directors to serve for a three-year term ending at the 2017 annual meeting of stockholders.

● Proposal 2:	To hold an advisory vote on our executive compensation.

● Proposal 3:	To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending October 3, 2014.

Board Recommendation

The Board recommends that you vote “FOR” each of the director nominees proposed by the Board and that you vote “FOR” each of the other proposals.

Voting and Quorum

Holders of record of our common stock as of the close of business on January 21, 2014 (the “Record Date”) are entitled to one vote for each share of common stock held. As of the Record Date, we had 13,222,539 shares of common stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient shares present for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Votes Required to Adopt Proposals. As to the election of directors, a stockholder may vote “FOR” the election of the three Class I director nominees proposed by the Board or “WITHHOLD” authority to vote for one or more of the proposed nominees. In accordance with our Bylaws, as amended (“Bylaws”), and as permitted under Delaware law, our directors are elected by a plurality of votes cast. As to each of the other proposals on the agenda, a stockholder may vote “FOR” or “AGAINST” the proposal, or the stockholder may “ABSTAIN” from voting on the proposal. Under our Bylaws and Delaware law, approval of each of these proposals requires a majority of the votes cast on the proposal.

Effect of Abstentions and Broker Non-Votes. Shares of common stock not present at the Annual Meeting and shares whose vote is cast as “WITHHOLD” will have no effect on the election of directors. For each of the other proposals, shares of common stock that are present at the Annual Meeting but abstain from voting on such proposal are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on such proposal. These abstentions, however, are counted towards establishing a quorum for the Annual Meeting. Broker non-votes (shares held by brokers, banks and other intermediaries that do not have discretionary authority to vote on a matter and have not received voting instructions from their customers) will have no effect on the outcome of the vote, although they are counted towards establishing a quorum for the Annual Meeting. If you are a beneficial holder of common stock and do not provide specific voting instructions to your broker, bank or other intermediary, the organization that holds your shares will not be authorized to vote on the proposals other than the ratification of BDO USA, LLP as our independent registered public accounting firm, as discussed under “Shares Held In Street Name” below. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Registered Stockholders. If you are a registered stockholder as of the Record Date, you may vote your shares of common stock using any of the following options:

●

Via Internet—as prompted by the menu found at http://www.rtcoproxy.com/ltre; follow the instructions to obtain your records and submit an electronic ballot. Please have your Stockholder Control Number, which can be found on the bottom of the Notice of Internet Availability, when you access this voting site;

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By telephone—call 1-866-411-6805 and then follow the voice instructions. Please have your Stockholder Control Number, which can be found on the bottom of the Notice of Internet Availability, when you call;

●	Voting in person—If you are a stockholder of record and attend the Annual Meeting, you may vote in person at the Annual Meeting. Please have personal identification with you at the Annual Meeting; or

●

By mail—if you requested printed proxy materials as provided in the Notice of Internet Availability and would like to vote by mail, complete and sign the accompanying proxy card and return it in the postage-paid envelope provided. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation.

Shares Held in Street Name.  If you have selected a broker, bank, or other intermediary to hold your shares of common stock, rather than having the shares directly registered in your name with our transfer agent, Registrar and Transfer Company (“R&T”), you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of common stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under applicable New York Stock Exchange rules, the organization that holds your shares of common stock may generally vote on routine matters. Proposal 3, the approval and appointment of our independent auditor, BDO USA, LLP, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, and Proposal 2, the advisory vote on executive compensation are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1 and 2. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other intermediary that is the holder of record of your shares and bring it with you to the Annual Meeting. Otherwise you will not be permitted to vote in person at the Annual Meeting.

Revocation of Proxies/Voting of Shares

Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy or subsequent Internet or telephonic proxy. Stockholders entitled to vote at the Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Annual Meeting by written ballot. Unless so revoked, the shares represented by such proxies or voting instructions will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given.

Vote Tabulation and Results

R&T will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed Chris Rettelle as Inspector of Election of the Annual Meeting and to receive R&T’s tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Solicitation of Proxies

We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

Other Matters

The Board is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by stockholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information that has been provided to us or is publicly available with respect to the beneficial ownership of shares of our common stock as of January 21, 2014 (except where indicated) for (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our directors and executive officers as a group. Percentage of common stock beneficially owned is based on 13,222,539 shares of common stock outstanding on January 21, 2014. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in SEC rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with Instruction 5 of Item 403 of Regulation S-K, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of the registrant as a group, those shares have been counted only once. See the footnotes below for specific share ownership details.

	Common Stock(1)
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Officers and Directors
David C. Collins(2)(3)	4,195,227	31.73%
Mary C. Collins(2) (3)	4,195,227	31.73%
Eric R. Garen(2)(4)(5)	3,300,105	24.96%
Magnus Nylund(2)	10,878	*
W. Mathew Juechter(2)	46,843	*
Howard A. Bain III(2)	13,789	*
Henri Hodara(2)	—	*
John R. Phillips(2)	—	*
Richard A. Spires(2)(2)	—	*
Max S. Shevitz(2)	—	*
All directors and executive officers as a group (11 persons)(1)	7,566,842	57.23%

Stockholders with 5% or more
Kenneth Anderson(5)	1,147,065	8.68%
Mill Road Capital, L.P.(6)	1,315,549	9.95%

*	Less than 1%.
(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after January 21, 2014. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. There were no shares issuable upon vested options or options and restricted stock units that vest within 60 days after January 21, 2014.

(2)

Dr. Collins is the Chairman of our Board and Chief Executive Officer and Mr. Garen is the Vice Chairman of our Board. Mr. Shevitz is our President, and Mr. Nylund is our Chief Information Officer. Mrs. Collins and Messrs. Juechter, Bain, Hodara, Phillips, and Spires are directors. The address of these individuals is Learning Tree International, Inc., 1831 Michael Faraday Drive, Reston, Virginia 20190.

(3)

Dr. Collins and Mrs. Collins are married. Accordingly, the shares listed for Dr. Collins include 177,640 shares beneficially owned by Mrs. Collins, and those listed for Mrs. Collins include 1,382,205 shares beneficially owned by Dr. Collins, although each disclaims beneficial ownership of the other’s shares. The shares listed for Dr. Collins and Mrs. Collins both include: (i) 289,918 shares owned by the Collins Family Foundation, the directors of which are Dr. Collins and Mrs. Collins, but as to which they disclaim beneficial ownership; (ii) 270,000 shares owned by the Collins Charitable Remainder Unitrust January 1997, of which Dr. Collins and Mrs. Collins are the trustees; (iii) 238,323 shares owned by Adventures in Learning Foundation, of which Dr. Collins and Mrs. Collins are a minority of the trustees and as to which they disclaim beneficial ownership; and (iv) 1,837,141 shares owned by

DCMA Holdings LP, of which Dr. Collins and Mrs. Collins are general partners, but as to which they disclaim beneficial ownership.
(4)

Mr. Garen’s beneficial ownership of shares includes: (i) 1,171,274 shares held by the Garen Family Trust; (ii) 218,808 shares held by Garen Family Foundation, a Section 501(c)(3) exempt private foundation of which Mr. Garen and his spouse are co-trustees and disclaim beneficial ownership; (iii) 762,958 shares held by Garen Capital Partners, a family partnership; (iv) 154,999 shares held by Garen Dynasty Trust, an irrevocable Delaware trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares; (v) 496,033 shares held by the Nicole Suzanne Garen Family Trust, an irrevocable California trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares; and (vi) 496,033 shares held by the Steven Robert Garen Family Trust an irrevocable California trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares. See footnote 5.

(5)

Mr. Anderson has sole voting and disposition power, as Trustee, of the following shares, as to which he disclaims beneficial ownership: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Anderson’s address is c/o Aspiriant, 11100 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025.

(6)

Based on the Schedule 13D/A filed with the SEC on May 10, 2013, by Mill Road Capital, L.P., a Delaware limited partnership (the “Mill Road Fund”), Mill Road Capital GP LLC, a Delaware limited liability company (the “Mill Road Fund GP”), Mill Road Capital II, L.P., a Delaware limited partnership (the “Mill Road Fund II”), Mill Road Capital II GP LLC, a Delaware limited liability company (the “Mill Road Fund II GP”), Thomas E. Lynch, Scott P. Scharfman, Lane Five Partners LP, a Delaware limited partnership (the “Lane Five Fund”), Lane Five Partners GP LLC, a Delaware limited liability company (the “Lane Five Fund GP”), Lane Five Capital Management LP, a Delaware limited partnership (the “Lane Five Advisor”), Lane Five Capital Management, LLC, a Maryland limited liability company (the “Lane Five Advisor GP”), Lisa O’Dell Rapuano and Pleiades Investment Partners—LA, L.P., a Delaware limited partnership (the “Pleiades Fund” and collectively, the “Reporting Persons”). Includes 831,771 shares of common stock directly held by the Mill Road Fund II and 483,778 shares of common stock directly held by the Lane Five Fund. Pursuant to the Voting Agreement, dated as of November 9, 2012 (“Voting Agreement”), by and among Mill Road Fund, the Lane Five Fund, the Lane Five Advisor and the Pleiades Fund, and the Novation Agreement, dated March 18, 2013 (“Novation Agreement”), by and among Mill Road Fund II, the Mill Road Fund, the Lane Five Fund, the Lane Five Advisor, and the Pleiades Fund, the Reporting Persons may be deemed to have shared power to vote (or direct the vote), or to dispose (or direct the disposal) of the 1,315,549 shares of common stock. Pursuant to the terms of the Voting Agreement and Novation Agreement, both agreements terminated on the one year anniversary of the Voting Agreement, which was November 9, 2013. The address of these entities and individuals is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of September 27, 2013, the last day of the Company’s most recently completed fiscal year, with respect to shares of our common stock that may be issued under our existing equity compensation plans, including the Learning Tree International, Inc. 2007 Equity Incentive Plan (our “Equity Plan”). Our stockholders have approved each of these plans. We do not maintain any equity incentive plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance
Equity compensation plans approved by security holders	—	$—	823,262

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of eight members, and is divided into three classes, Class I, Class II and Class III, with staggered three-year terms. The current term of the Class I directors will expire at our Annual Meeting. The term of the Class II directors will expire at the annual meeting of stockholders to be held in 2015. The term of the Class III directors will expire at the annual meeting of stockholders to be held in 2016. At the Annual Meeting our stockholders will vote on the three Class I director nominees listed below.

Class I Directors

Following our 2013 annual meeting of stockholders (the “2013 Annual Meeting”), the Board consisted of seven directors and Howard A. Bain III and Curtis A. Hessler served as our Board’s Class I directors. In June 2013, the Board increased its size from seven to eight directors, and appointed Mary C. Collins as a Class I director to fill the new Board seat. In December 2013, Mr. Hessler, a member of our Board since 2003, notified us that he was resigning from the Board to devote more time to personal business opportunities.  At the time of his resignation, Mr. Hessler served on the Audit Committee. Our Board appointed Richard A. Spires in December 2013 as a Class I director to fill the director vacancy and appointed Mr. Spires to the Audit Committee.

Since the date of our Annual Meeting is more than 30 days earlier than the date of our 2013 Annual Meeting, we provided notice to our stockholders in a Current Report on Form 8-K, dated December 13, 2013, that the deadline for stockholder director nominations and proposals to be included in this Proxy Statement and considered at the Annual Meeting was extended to December 28, 2013. We did not receive any director nominations or proposals from stockholders by this date.

Our Board has nominated Howard A. Bain III, Mary C. Collins and Richard A. Spires for election as Class I directors.

The Board believes that election of the Board’s three Class I director nominees is important to the future success of our company and is in the best interests of all of our stockholders.

Information Concerning Class I Director Nominees and Other Directors

Name	Age	Position

Class I Directors—Currently serving directors for election to terms expiring in 2017.
Howard A. Bain III(2) (4)	67	Director and Nominee
Mary C. Collins	58	Director and Nominee
Richard A. Spires(5)	52	Director and Nominee
Class II Directors— Present term expires in 2015.
W. Mathew Juechter(3)(6)	80	Director
John R. Phillips(4) (6)	67	Director

Class III Directors—Present term expires in 2016.
David C. Collins	73	Chairman of our Board and Chief Executive Officer
Eric R. Garen	66	Vice Chairman of our Board
Henri Hodara(1)(5)	88	Director

(1)	Chairman of the Compensation and Stock Option Committee (the “Compensation Committee”).
(2)	Chairman of the Audit Committee.
(3)	Chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”).
(4)	Member of the Governance Committee.
(5)	Member of the Audit Committee.
(6)	Member of the Compensation Committee.

Howard A. Bain III has served on our Board since 2001. Mr. Bain has served as the Chairman of the Board of Violin Memory since August 2013 and was appointed as the Interim Chief Executive Officer in December 2013. Since 2004, he has been an independent director and Audit Committee Chair with both public and private companies and has earned the designation as a Governance Fellow with the National Association of Corporate Directors. Mr. Bain held Chief Financial Officer positions at several public companies including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. He has additional experience in various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems and computer data storage. Prior to 1991, he was a consultant with Arthur Andersen LLP where he was a certified public accountant. He is also a director and the audit committee chair of Nanometrics, Inc. and several private venture capital financed companies. Mr. Bain holds a B.S. in Business from California Polytechnic University. Our Board believes Mr. Bain is qualified to serve as a director due to his expert knowledge of finance and background in the technology industry.

Mary C. Collins has served on our Board since June 2013. Mrs. Collins previously worked for the Company from September 1975 to February 2007 in various capacities, which most recently was serving as the Chief Administrative Officer and Corporate Secretary from January 1999 to February 2007. Mrs. Collins is married to Dr. David Collins, our Chairman and Chief Executive Officer. In 1998, Mrs. and Dr. Collins founded Learning Tree Farms located in Delaplane, Virginia and provided educational one-day field trips to over 40,000 children under their Adventures in Learning program until it closed in 2007.  Mrs. Collins is the Treasurer of Children’s Institute, Inc. (CII) and serves on CII’s Board of Directors. Mrs. Collins has also served as a paid consultant to the Company working on special projects since 2012. Our Board believes Mrs. Collins is qualified to serve as a director due to her extensive knowledge of the Company.

Richard A. Spires has served on our Board since December 2013. Mr. Spires has served as the Chief Executive Officer of Resilient Network Systems, Incorporated since 2013. Previously, Mr. Spires served as Chief Information Officer at the United States Department of Homeland Security from August 2009 through May 2013. He has also served in multiple positions, including Deputy Commissioner for Operations, at the Internal Revenue Service from 2004 through 2008. Mr. Spires has an engineering background holding bachelor degrees from the University of Cincinnati and a master’s of science in engineering from the George Washington University. Our Board believes Mr. Spires is qualified to serve as a director due to his expert knowledge and background in the technology industry and his knowledge and understanding of our customer base.

David C. Collins, one of our co-founders, was named as Chairman of our Board and Chief Executive Officer on January 17, 2012. He had previously served as Vice Chairman of our Board since 2007. Dr. Collins served as Chairman of our Board from 1974, when we began operations, until 2007. Dr. Collins served as our Chief Executive Officer from 1974 until 2005. Dr. Collins holds a B.S. (with distinction) in Electrical Engineering from Stanford University, and a Masters and a Ph.D. in Electrical Engineering from the University of Southern California. Our Board believes Dr. Collins is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Dr. Collins has been materially involved in our operations since he and Mr. Garen co-founded the Company in 1974. He has extensive experience and expertise in the training industry, and, in particular, in the areas of sales, marketing, and operations of training companies.

Eric R. Garen, one of our co-founders, was named as Vice Chairman of our Board on January 17, 2012. He had previously served as Chairman of our Board since 2007, and is employed by us on a part time basis. Mr. Garen previously served as our Vice Chairman and President, having been employed by us since 1974. Mr. Garen holds a B.S. in Electrical Engineering from the California Institute of Technology and a Master’s degree in Computer Science from the University of Southern California, earning both degrees with honors. Our Board believes Mr. Garen is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Mr. Garen has been materially involved in our operations since he and Dr. Collins co-founded the Company in 1974. He has 39 years of experience and expertise in the training industry, and, in particular, in the areas of marketing, product development, instructional delivery and course evaluation, all of which are core to the operations of training companies.

Henri Hodara has served on our Board since May 2013. Mr. Hodara has served as the President and Founder of SymbiOptix, Inc., an electro-optical telecommunication systems and cyber intelligence company, since January 2011. In such capacity, Dr. Hodara develops electro-optical telecommunications systems for many applications including the use of software tools to combat cyber-terrorism. Prior to SymbiOptix, Inc., Dr. Hodara was President and Founder of L-3 PHOTONICS (a division of L-3 Communications), a fiber optics communications company, from 1994 to 2011. Dr. Hodara holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology (1948), a M.S. in Electrical Engineering from Stanford University (1949), and a Ph.D. in Electrical Engineering from the Illinois Institute of

Technology (1962). Our Board believes Dr. Hodara is qualified to serve as a director due to his extensive knowledge of the technology industry, his prior experience as an instructor for our Company and his knowledge and understanding of our customer base.

W. Mathew Juechter has served on our Board since 1987. He is President and Chief Executive Officer of IRA, Inc., a management consulting company that works primarily in the areas of strategy, structure and executive development. From 1991 to 1999, he was Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. Mr. Juechter served as President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1997, he also was President of the Board of Governors of the American Society for Training and Development. Mr. Juechter is a graduate of Boston University and Harvard Business School. Our Board believes Mr. Juechter is qualified to serve as a director due to his extensive knowledge of the training industry and his long history of involvement in our business.

John R. Phillips has served on our Board since May 2013. Mr. Phillips founded Phillips Innovation Associates in May 2012 to provide consulting support to private companies, venture capitalists and public organizations.  From October 2000 until his retirement in April 2012, Dr. Phillips served as the Chief Scientist and Director for the Office of the Chief Scientist of the United States Central Intelligence Agency (“CIA”).  Prior to joining the CIA, Dr. Phillips worked for 31 years at the Los Alamos National Laboratory in numerous leadership positions. Dr. Phillips holds a Ph.D. and an M.S. in Analytical Chemistry and an M.B.A. from the University of New Mexico and a B.S. in Applied Mathematics from Oregon State University. Our Board believes Dr. Phillips is qualified to serve as a director due to his expert knowledge and background in the security and technology industries and his knowledge and understanding of our customer base.

Vote Required

The Class I director nominees will be elected as directors by a plurality of the votes cast by the stockholders at the Annual Meeting. This means that with respect to the election of Class I directors, the three director nominees receiving the highest number of votes will be elected to serve as Class I directors. Shares of common stock not present at the Annual Meeting and shares whose vote is cast as “WITHHOLD” will have no effect on the election of Class I directors. If shares of common stock are voted via proxy card, then the shares represented by any properly executed and unrevoked proxy card will be voted “FOR” the election of all of the nominees, unless such proxy otherwise directs.

All of the Class I director nominees have indicated a willingness to serve as directors if elected, but if any nominee should decline or be unable to serve as a director at the time of the Annual Meeting, then the proxy holders will vote for the election of another person or persons as our Board recommends. As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director if elected.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES.

BOARD MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE

Our Board held eight (8) meetings during fiscal 2013 and acted two (2) times by unanimous written consent. During fiscal 2013, our Board had three separately designated standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. On September 19, 2012, we formed a special committee (“Special Committee”), comprised of the then five independent directors serving on the Board, to consider, among other things, the unsolicited, non-binding proposal from Dr. Collins and Mrs. Collins to acquire all of the outstanding shares of Company common stock. The Special Committee was disbanded during the second quarter of fiscal 2013. In fiscal 2013, each incumbent director attended at least 75% of the aggregate number of meetings of our Board and meetings of committees of our Board on which he or she served since their respective appointment or election to the Board, other than Mr. Spires who was appointed to the Board in December 2013.

Director Independence

Our Board considered transactions and relationships between each director or any member of his or her immediate family and our Company and our subsidiaries and affiliates. Our Board has determined that currently serving directors Messrs. Bain, Hodara, Phillips, Spires and Juechter are “independent” under the rules and regulations promulgated by The Nasdaq Stock Market.

Audit Committee

The current members of our Audit Committee are Messrs. Bain (Chairman), Hodara and Spires. Stefan C. Riesenfeld and George T. Robson served on the Audit Committee until their respective Board terms ended in April 2013 and Curtis A. Hessler served as a member of the Audit Committee from May 2013 until his resignation in December 2013. Our Board has determined that each current and former member of our Audit Committee during fiscal 2013 was “independent” and financially literate as required in our Audit Committee Charter and as required by the rules and regulations promulgated by the SEC and The Nasdaq Stock Market. Our Audit Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. Our Audit Committee met nine (9) times during fiscal 2013.

The principal functions of our Audit Committee are to review the financial information to be provided to our stockholders and others, our financial reporting process, our system of internal controls, the independent auditors’ independence, our audit process and our process for monitoring compliance with laws and regulations. Under our Audit Committee charter, our Audit Committee is solely responsible for hiring and firing our independent auditors and approving their fees and engagement terms; resolving any disagreement between our independent auditors and our management; and pre-approving all audit and non-audit services performed by our independent auditors, subject to a de minimis exception.

Our Board has determined that Howard A. Bain III, Chairman of our Audit Committee, qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Bain has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation and Stock Option Committee

The members of the Compensation Committee, all of whom are independent directors as that term is defined in the rules of The Nasdaq Stock Market, are Messrs. Hodara (Chairman), Juechter and Phillips. During fiscal 2013, our former directors, Messrs. Hessler and Robson, served on the Compensation Committee until the 2013 Annual Meeting in April 2013. Our Compensation Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. Our Compensation Committee met four (4) times during fiscal 2013.

Our Compensation Committee is generally responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of our executive officers and our general employee compensation and other policies, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. Among other things, our Compensation Committee specifically:

•	reviews and approves the corporate goals and objectives for our Chief Executive Officer and sets our Chief Executive Officer’s compensation;

•	reviews and approves the evaluation process and compensation structure for our other executive officers and approves their compensation;

•	reviews the performance of our executive officers, including our Chief Executive Officer;

•	reviews and approves employment, severance or termination agreements with our executive officers;

•	oversees our policies relating to compensation of our employees;

•

as appropriate, approves grants of equity incentives, including stock options and restricted stock units, to our employees, and makes recommendations to our Board with respect to incentive compensation plans and equity-based plans and administers those plans that include our officers; and

•	oversees the development of executive succession plans.

Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of The Nasdaq Stock Market and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal 2013, the Compensation Committee did not engage any consultants.

Our Compensation Committee charter does not provide for the delegation of our Compensation Committee’s duties to any other person.

Nominating and Corporate Governance Committee

The members of our Governance Committee, all of whom are independent directors as that term is defined in the rules of The Nasdaq Stock Market, are Messrs. Juechter (Chairman), Bain and Phillips. During fiscal 2013, our former directors, Messrs. Hessler and Riesenfeld, served on the Governance Committee until the 2013 Annual Meeting in April 2013. Our Governance Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. Our Governance Committee met nine (9) times during fiscal 2013.

Our Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of our Board and its role in overseeing our affairs. Our Governance Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) for election by our stockholders after considering the appropriate skills and characteristics required for our Board, the current makeup of our Board, the results of the evaluations and the wishes of our Board members to be re-nominated. As appropriate, our Governance Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. In addition, our Governance Committee: reviews the definition of independent director; investigates potential conflicts of interest and related party transactions; recommends committee assignments; and reviews our Code of Business Conduct and Ethics (“Code of Ethics”) and committee charters.

On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding one or more new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members and, if necessary, other members of our Board. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate. Candidates for independent Board members have typically been found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Where executive search firms have been used, we have provided the search firm with a written description of both minimum and desired qualifications for that specific candidate. Based upon these qualifications, the search firm collects resumes and other data about potential candidates and recommends potential candidates to our Governance Committee. We have a policy that stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions, set forth below, for communication with our Board. The nominees for election as directors included in this Proxy Statement were selected and are being recommended by our Board, taking the findings of the Governance Committee into consideration.

Our Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and must have a reputation for honesty and ethical conduct in their personal and professional activities. The Governance Committee also believes that all directors should demonstrate qualities such as: independence; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Governance Committee may define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Governance Committee believes that it is necessary for at least one independent Board member to possess each of the skills enumerated above and for at least one independent Board member to possess financial expertise. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, our Governance Committee considers the entirety of each candidate’s credentials. We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

Special Committee

The members of the Special Committee consisted of two current directors, Messrs. Bain and Juechter, and the following three former directors, Messrs. Hessler (Chairman), Riesenfeld and Robson. The Special Committee was established to consider, among other things, Dr. Collins’ and Mrs. Collins’ proposal to purchase all of the outstanding shares of Company common stock, the other indications of interest to acquire us, and strategic alternatives. The Special Committee met twenty (20) times during fiscal 2013 and acted once by unanimous written consent. The Special Committee was disbanded by the Board during the second quarter of fiscal 2013 following the withdrawal of Dr. Collins’ and Mrs. Collins’ acquisition proposal in January 2013.

Board Leadership Structure and Executive Sessions

Our Board currently does not separate the role of Chairman of the Board from the role of our Chief Executive Officer. Our Board believes that this structure combines experience with accountability and effective oversight. This structure also gives us the continued benefits of integrating the experience and knowledge of Dr. David Collins into Company Chairman and Chief Executive Officer positions. Dr. Collins has over 39 years of service to our Company, including continuous service on our Board since he co-founded the Company in 1974 and at various times, served as our Chairman, Vice Chairman and Chief Executive Officer. Accordingly, the Board believes that Dr. Collins is uniquely qualified through his experience and expertise to lead our management team and to set the agenda for the Company at the Board level.

Our Board believes that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, our Board does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairman of the Board and Chief Executive Officer, is necessary to achieve effective oversight of management. Five of the Board’s eight directors are independent under the listing standards of The Nasdaq Stock Market. Each of the Board’s Audit Committee, Compensation Committee and Governance Committee is comprised solely of independent directors and is chaired by a different director, thus providing different directors with leadership opportunities and promoting the potential for diverse perspectives and styles in these three key areas of governance. Based on the corporate governance and committee structure currently in place, the Board has determined that each independent director plays an equally important role and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure.  All directors, including the Chairman of the Board, are bound by fiduciary obligations imposed by law, to serve the best interests of the stockholders. As a result, our Board has not designated an independent lead director nor has it designated a separate Chairman of the Board and Chief Executive Officer.

To further strengthen the oversight of the full Board, our independent directors hold executive sessions at which only non-management directors are present.  The executive sessions are scheduled in connection with regularly scheduled Board meetings at least twice a year. Additional executive sessions may be called by any of our independent directors as often as necessary. During fiscal 2013, the independent directors met three times in executive session without the presence of management and met an additional 20 times as the Special Committee. For these reasons, the Board believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors.  The Board retains authority to modify this structure as it deems appropriate.

Board Role in Risk Oversight

Our Board is actively involved in overseeing our risk management. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. Our Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, establishing and periodically reviewing our governance policies, including our related party transaction policy, and monitoring our compliance with applicable independence requirements. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Stockholder Communications

Our Board, including our independent directors, has unanimously adopted a procedure for our stockholders to communicate with our Board. Communications may be addressed to our Secretary, Learning Tree International, Inc., 1831 Michael Faraday Dr., Reston, Virginia 20190, marked to the attention of our Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairman of our Governance Committee.

Annual Meeting Attendance

Our Board members are not required to attend our annual meetings of stockholders. As attendance by stockholders at our annual meetings of stockholders has historically been low, our Board believes the cost of requiring attendance is not generally justified. However, based upon the nature of the matters to be addressed, they may attend. Our Chairman of the Board attended the 2013 Annual Meeting.

Code of Ethics

On December 4, 2002, our Board adopted the Code of Ethics for all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. In general, the Code of Ethics requires all of our employees to avoid actual or apparent conflicts of interest, which applies to our employees and members of their immediate families. Actual or apparent conflicts of interest must be reported to a Human Resources Manager or directly to the Audit Committee. An employee may only proceed with the subject transaction if our Board or a committee of our Board approves the transaction.

A copy of the Code of Ethics is available on our website at http://www.learningtree.com/investor/corpgov1.htm. We intend to post on our website any amendments to, or waivers from, our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer within two days of any such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of ours, or is related to any other member of our Compensation Committee, or any other member of our Board, or any of our executive officers, or had any other relationships requiring disclosure under SEC rules.

DIRECTOR COMPENSATION

Board Compensation Arrangements for Non-Employee Directors

Compensation for our non-employee independent directors is determined by our Board based on the recommendations of our Governance Committee. Although our executive officers may provide background data in connection with this process, they are generally not involved in the discussion of Board compensation. In fiscal 2013, our non-employee independent director compensation consisted of the following:

•	A monthly retainer of $3,000.

•

An annual retainer of $5,000 for the Chairpersons of our Compensation Committee and our Governance Committee and an annual retainer of $10,000 for the Chairperson of our Audit Committee. A one-time retainer of $10,000 for the Chairperson of the Special Committee and a monthly retainer of $5,000 for each committee member was paid for the duration of the Special Committee.

•

A fee for each Board or committee meeting attended (i) in person of $2,000 and (ii) by telephone of $1,000; provided, however, only a single fee was paid for attendance at multiple committee or Board meetings that occurred on a single day.

•

A grant of $60,000 in restricted stock units. Restricted stock units entitle recipients to receive shares of common stock upon vesting if on the vesting date the recipient has been continuously employed by us or has been a director of ours. The restricted stock units vest pro-rata on each of the first three anniversaries of the date of grant.

In May 2013, the Board adopted a change to our non-employee independent director compensation for fiscal 2014 that eliminated future grants of restricted stock units and replaced this portion of director compensation with an annual cash payment of $36,000 in December of each year for their service on the Board for the prior twelve months. Although not effective until fiscal 2014, the Board agreed to provide each non-employee independent director with previously granted and unvested restricted stock units from fiscal 2011, 2012 and 2013 the option to retain these restricted stock units until they are fully vested and then transition to the annual cash payment beginning in fiscal 2014, or to voluntarily forfeit the unvested portion of the restricted stock units granted in fiscal years 2011, 2012 and 2013 and receive $36,000 in cash. All non-employee independent directors holding unvested restricted stock units impacted by this change elected to voluntarily forfeit their unvested restricted stock units in exchange for the cash payment.

Our Board appointed Mary C. Collins as a director in June 2013. Mrs. Collins is married to Dr. David Collins, our Chairman and Chief Executive Officer. Although Mrs. Collins is a non-employee director, the Board determined that because she is not an independent member of the Board under The Nasdaq Stock Market rules, Mrs. Collins will not receive any compensation for her service as a director on the Board. Mrs. Collins has served as a consultant of the Company and the Company plans to continue to engage Mrs. Collins as a consultant from time to time.

In addition to the aforementioned compensation arrangements, our non-employee directors were reimbursed for travel and out-of-pocket expenses incurred on our behalf.

Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for fiscal 2013:

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards(1)	All Other Compensation(2)	Total
Howard A. Bain III(3)	$137,000	$—	$3,485	$140,485
Mary C. Collins(4)	$—	$—	$—	$—
Curtis A. Hessler(5)	$139,000	$—	$3,485	$142,485
Henri Hodara(6)	$25,000	$—	$—	$25,000
W. Mathew Juechter(7)	$130,000	$—	$3,485	$133,485
John R. Phillips	$23,000	$—	$—	$23,000
Stefan C. Riesenfeld(8)	$77,000	$—	$3,485	$80,485
George T. Robson(8)	$75,000	$—	$3,485	$78,485
Richard A. Spires	$—	$—	$—	$—

(1)

During fiscal 2013, we granted 54,685 restricted stock units to Messrs. Bain, Hessler, Juechter, Riesenfeld and Robson as non-employee independent directors. These restricted stock units were subject to a three year vesting schedule. Messrs. Riesenfeld’s and Robson’s restricted stock units were forfeited in April 2013 as their respective terms as director ended. The compensation for the non-employee independent directors was changed in May 2013 to eliminate future grants of restricted stock units and replace it with an annual cash retainer of $36,000. Non-employee independent directors holding unvested restricted stock units granted in fiscal years 2011, 2012 and 2013 were given the option to retain these previously granted unvested restricted stock units until they are fully vested or voluntarily forfeit the unvested portion of the restricted units granted in fiscal years 2011, 2012 and 2013 and receive $36,000 in cash. Each of Messrs. Bain, Hessler and Juechter elected to voluntarily forfeit their unvested restricted stock units in exchange for the $36,000 cash payment, which amount was paid in December 2013 and is reflected in the Director Compensation Table as part of the fees earned in fiscal 2013.

(2)

The amounts in this column represent the dollar value of dividends paid in fiscal 2013 (as part of a dividend paid to all of our stockholders) on restricted stock awards granted prior to August 2010 because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules.

(3)	Mr. Bain is Chairman of our Audit Committee.
(4)	Mrs. Collins was appointed to the Board in June 2013. Mrs. Collins is not compensated for her services as a member of the Board in accordance with Board policy.
(5)	Mr. Hessler was Chairman of our Compensation Committee until May 2013 and the Special Committee. Mr. Hessler resigned from the Board in December 2013.
(6)	Dr. Hodara was appointed Chairman of our Compensation Committee in May 2013.
(7)	Mr. Juechter is Chairman of our Governance Committee.
(8)	Messrs. Riesenfeld and Robson did not stand for re-election to the Board at the 2013 Annual Meeting and resigned effective April 29, 2013.

Other Compensation Arrangements with Directors

We have two employee directors, Dr. Collins and Mr. Garen, and one non-employee director, who is not independent, Mrs. Collins, that have compensation arrangements with us other than for service on our Board. Dr. Collins is compensated for his service as our Chairman and Chief Executive Officer, which is more fully described in this Proxy Statement under “Executive Compensation.” We have an employment agreement with Mr. Garen, who is employed by us on a part-time basis, which provides that: (i) he reports directly to our Board and performs executive duties and functions as specified from time to time by our Board, and (ii) his employment is terminable by either party upon three months’ written notice and that we may terminate the agreement without three months’ notice for cause. We pay Mr. Garen $15,000 per month, which our Compensation Committee believes is significantly less than the value of his services. Mr. Garen also has a Company-paid life insurance plan at a cost of $654 per year. In March 2013, we entered into a consultant agreement with Mrs. Collins pursuant to which Mrs. Collins provides certain administrative and human resources management services for us. The consultant agreement provides for an hourly fee for such services and is terminable by either party without prior notice. In fiscal 2013, we paid Mrs. Collins approximately $8,000 for such consulting services. In addition, Dr. Collins, Mr. Garen and Mrs. Collins are reimbursed for travel and out-of-pocket expenses incurred in connection with Board matters.

OUR EXECUTIVE OFFICERS

Name	Age	Position
David C. Collins	73	Chairman of our Board and Chief Executive Officer
Max Shevitz	58	President
Eric R. Garen	66	Vice Chairman of our Board
David W. Asai	57	Chief Financial Officer
Magnus Nylund	43	Chief Information Officer

For the biographies of Dr. Collins and Mr. Garen, please see “Proposal 1: Election of Directors – Information Concerning Class I Director Nominees and Other Directors” above.

Max Shevitz was appointed as our President on January 25, 2012. Mr. Shevitz previously was employed by our Company from 1988 through 1999. His prior positions included General Manager of the US Operating Unit, Corporate Vice President of Market and Business Development, and Executive Vice President. Additionally, from 1995 through 1999, Mr. Shevitz served as a member of our Board. From 2010 until 2011, Mr. Shevitz was an independent consultant providing business development advice to small businesses. From 2004 until 2010, Mr. Shevitz was the President and sole shareholder of Golf Services of Maryland. From 2002 until 2008, Mr. Shevitz was an Executive in Residence at Great Hill Partners, a private equity fund located in Boston, Massachusetts. During 2007, Mr. Shevitz was the Chief Executive Officer and President of Firstcall Healthcare Inc., which was a portfolio company of Great Hill Partners. From 2006 until 2007, Mr. Shevitz was Chairman of the Board of Neumont University, a for profit higher learning institution located in South Jordan, Utah, and a portfolio company of Great Hill Partners.

David W. Asai was appointed as our Chief Financial Officer on April 8, 2013. Mr. Asai had been serving as our Interim Chief Financial Officer since September 2012 pursuant to an agreement between the Company and Randstad Professionals US, LP, doing business as Tatum, a large executive services firm (“Tatum”). Mr. Asai has served as a CFO Partner in the Mid Atlantic Practice of Tatum, since October 2011. Mr. Asai has over 30 years of professional experience including directing all facets of finance and accounting management for public and private companies ranging in size from start-ups to $900 million in annual revenues. Prior to joining Tatum, Mr. Asai was an independent financial consultant providing services to Laureate Education, Inc. and Voyager Learning Company. Mr. Asai has served as Chief Financial Officer of Voyager Learning Company, Independence Air, and Spirit Airlines.

Magnus Nylund has been our Chief Information Officer since 2005. Mr. Nylund served as our Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as our Director, Worldwide IS Operations. He joined us in 1992 in our Swedish Operating Unit. Mr. Nylund has a Diploma in Computer Science from the University of Gävle, Sweden.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for fiscal 2012 and 2013, all compensation awarded to, earned by or paid for services received by our named executive officers (“Named Executive Officers”). The Named Executive Officers include (i) our Chairman and Chief Executive Officer, and (ii) our two most highly compensated executive officers, other than our Chief Executive Officer, as of the end of fiscal 2013 who received more than $100,000 in aggregate compensation during fiscal 2013.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
David C. Collins	2013	$350,000	$—	$—	$—	$8,208	$358,208
Chairman and Chief
Executive Officer	2012	$233,333	$—	$—	$—	$47,594	$280,927

Max Shevitz	2013	$310,000	$—	$—	$—	$4.970	$314,970
President	2012	$211,436	$—	$—	$—	$3,999	$215,435

Magnus Nylund	2013	$299,000	$—	$—	$—	$6,658	$305,658
Chief Information Officer	2012	$236,036	$—	$34,257	$30,318	$11,282	$311,893

(1)

Represents the aggregate grant date fair value of restricted stock units, granted in fiscal 2012 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2013.

(2)	Consists of amounts payable under our annual incentive compensation plan for each named executive officer for fiscal 2012 and 2013.

Narrative to Summary Compensation Table

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to the compensation of our executive officers, including our Named Executive Officers.

Employment Agreements with Named Executive Officers

We have employment agreements with each of Dr. Collins, Mr. Shevitz and Mr. Nylund, which agreements provide:

•	that the employment of the executive is “at-will” and may be terminated at any time, with or without cause, for any or no reason, and with or without notice by either the executive or us.

•

that upon executive’s termination of employment with us for any or no reason, and with or without notice, the executive will be deemed to have resigned from all offices and directorships then held with the Company or any affiliate, and the Company will pay to the executive all amounts accrued and unpaid as of the date of termination in respect of such executive’s salary for periods through such date and for paid time off (“PTO”) to the extent consistent with the Company’s policies in effect from time to time.

•

that the executive will not during the term of employment and for a period of one year following termination, directly or indirectly, (i) enter into the employ of, assume an interest in or render any services to, any person or entity engaged in any business competitive with our business within a 50 mile radius of any location where we are actively engaged, or propose to engage in business on or prior to the termination of employment, or (ii) engage in any such business on executive’s own account.

•

that the executive will not during the term of employment and for a period of two years following termination, either directly or indirectly, make known to any person, firm or corporation, the names or addresses of any of our customers or any information pertaining to them.

•

that the executive will not during the term of employment and for a period of two years following termination, the executive will not hire or solicit for employment any person who is our employee or subcontractor as of the date of the executive’s termination or any time during the six month period prior to termination.

The employment agreement with Mr. Nylund also provides:

•

that the executive will, in addition to his base compensation, be entitled to incentive compensation when and as earned under the annual plan provided to him by us at the beginning of each fiscal year. Mr. Nylund’s incentive compensation for 2013 is set forth in the “Summary Compensation Table” of this Proxy Statement.

•

for severance compensation equal to six months’ base salary upon termination of employment by us without cause. Cause is defined in the employment agreements as (i) a material failure to perform the executive’s duties under the employment agreement, (ii) breach of a fiduciary duty to us, (iii) failure to comply with a reasonable direction of our Chief Executive Officer, or (iv) an indictment for a felony or other serious crime.

•

that if the executive is terminated by us without cause then the executive will receive any unpaid incentive compensation with respect to a year prior to the year in which the executive departs, and a prorated (using the number of days before and after his departure) portion of his incentive compensation with respect to the entire fiscal year in which he departs (which will be calculated and paid after the end of such fiscal year).

•

that if the executive terminates his employment with us or is terminated for cause, then the executive will not receive any incentive compensation, unless it is for the previously completed year and remained unpaid.

Payments upon Termination

The information below describes the amount of compensation we will pay to each of our Named Executive Officers in accordance with our current employment policies and the terms of their employment agreements with us in the event of termination of such Named Executive Officer’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid can only be determined at the time of such Named Executive Officer’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our Named Executive Officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	any unpaid base salary from the date of the last payroll to the date of termination;

•	any unpaid annual incentive compensation for a previously completed year, unless specified otherwise;

•	reimbursement for any properly incurred unreimbursed business expenses;

•	unpaid, accrued and unused PTO through the date of termination; and

•	any existing rights to indemnification for prior acts through the date of termination.

Voluntary Termination/Termination for Cause. No additional amounts would be contractually due to any Named Executive Officer upon a voluntary termination or a termination for cause.

Involuntary Termination. In addition to the amounts set forth above under “—All Terminations,” our employment agreement with Mr. Nylund provides that if he is terminated by us without cause, then he will receive six months’ base salary and any unpaid incentive compensation. Assuming termination effective as of September 27, 2013, and based on the salary in effect as of that date and the incentive compensation that had been earned but not paid for fiscal 2013 as of that date, the amount payable to Mr. Nylund would have been as follows:

Name	Salary and Incentive Compensation(1)	Benefits	Total
Magnus Nylund	$149,500	—	$149,500

(1)	This amount is equal to six months’ salary for Mr. Nylund, payable in accordance with our normal salary payment schedule. No incentive compensation was payable to Mr. Nylund.

Death. In accordance with our standard nondiscriminatory employee term life insurance provisions, the following amounts would be paid to the beneficiaries of the Named Executive Officers if the executive would have died on September 27, 2013: $299,000 for Mr. Nylund; $310,000 for Mr. Shevitz; and $350,000 for Dr. Collins. The foregoing amounts would be doubled in the case of accidental death.

Disability. Depending on the nature of the disability and other factors, under our various nondiscriminatory employee plans and arrangements, our Named Executive Officers may be eligible for disability benefits in the event of a disability.

Change of Control. None of our Named Executive Officers is entitled to special payments upon a change of control of the Company.

Employment Agreement with Chief Financial Officer

On April 8, 2013, David W. Asai was appointed as our Chief Financial Officer. Prior to this Mr. Asai was previously serving as our Interim Chief Financial Officer since September 2012 pursuant to the terms of an Interim Services Agreement, dated September 27, 2012 (the “Interim Services Agreement”), with Randstad Professionals US, LP, doing business as Tatum, an executive services firm.

In connection with his employment with the Company in April 2013, we entered into an employment agreement with Mr. Asai pursuant to which the Company agreed to pay Mr. Asai a base salary of $25,000 per month in fiscal 2013. The employment agreement provides that Mr. Asai’s employment with us is at-will and can be terminated at any time with or without cause. Upon Mr. Asai’s termination of employment with us for any or no reason, and with or without notice, the executive will be deemed to have resigned from all offices and directorships then held with us or any of our affiliates and we will pay to the executive all amounts accrued and unpaid as of the date of termination in respect of such executive’s salary for periods through such date and PTO to the extent consistent with our policies in effect from time to time. In addition, if Mr. Asai’s employment is terminated within six (6) months of a change in control, as defined in the employment agreement, he will receive three month’s pay as severance upon signing a complete release of the Company and all possible claims. Mr. Asai’s employment agreement also provides that he will not, during his employment and for a period of two years following his termination, either directly or indirectly, (i) disclose any information pertaining to our customers; (ii) call on, solicit, or attempt to take away or do business with any of our customers, either for himself or for any other person, firm or corporation in competition with us; or (iii) hire or solicit for employment any person who is our employee or subcontractor as of the date of Mr. Asai’s termination or at any time during the six month period prior to his date of termination.

Equity Incentive Plan

On June 19, 2007, our stockholders approved our Equity Plan pursuant to which we are authorized to issue incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, stock appreciation rights, restricted stock awards (including restricted stock units), performance unit awards and performance share awards to Named Executive Officers (as well as other employees and directors). The Equity Plan authorizes the issuance of up to 1,000,000 shares and expires on December 31, 2016. The Equity Plan is administered by our Compensation Committee. Each award under the Equity Plan is evidenced by a written agreement in a form approved by our Compensation Committee. To date, we have only granted stock options, restricted stock and restricted stock units under our Equity Plan. Restricted stock units (which entitle the recipient to receive shares of common stock upon vesting) are subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse and/or remove any restrictions.

Under our Equity Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the common stock on the date of grant. The term of any stock option may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; although that period cannot be less than six months. Upon exercise of any option granted under our Equity Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of common stock. No options granted under our Equity Plan are transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Defined Contribution Plans

We have adopted a defined contribution plan for the benefit of our United States employees who have met the eligibility requirements. The Learning Tree International 401(k) Plan (“401(k) Plan”) is a profit-sharing plan qualifying under Section 401(k) of the Code. Currently, the maximum amount of employee contributions remains subject only to statutory limitations. Effective October 1, 2009, we contribute at a rate of 30% of the amount, up to the first 6% of employee compensation, contributed by each employee. We contributed $165,000, $287,000, and $324,000 to our 401(k) Plan for fiscal 2011, 2012, and 2013, respectively.

We have also adopted or participate in company-sponsored or country-sponsored contribution plans for the benefit of our employees of all of our foreign subsidiaries. Contributions to these plans are subject to tenure and compensation level criteria, as well as certain limitations. For fiscal 2011, 2012, and 2013 our cost for these plans was approximately $640,000, $637,000, and $591,000, respectively.

Outstanding Equity Awards at Fiscal Year-end

The following table reflects outstanding vested and unvested stock options and unvested restricted stock units held by the Named Executive Officers as of the end of fiscal 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Magnus Nylund	—	—	—	—	1,017	(1)	$3,692
	—	—	—	—	3,619	(2)	$13,137

(1)	Represents unvested restricted stock units as of the 2013 fiscal year-end, however, these units subsequently vested on December 7, 2013.
(2)	Represents unvested restricted stock units as of the 2013 fiscal year-end, one-half of which subsequently vested on December 8, 2013 and the other half will vest on December 8, 2014.

The following table sets forth information concerning options exercised, restricted stock and restricted stock units held by our Named Executive Officers that vested during fiscal 2013. The aggregate dollar amount realized upon vesting of the restricted stock units was determined by multiplying the number of vesting shares by the market value of the underlying shares on the vesting dates.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Magnus Nylund	—	—	2,826	$15,442

RELATED PARTY TRANSACTIONS

Transactions

Dr. Collins oversees (with the concurrence of our Governance Committee) an annual charitable budget of $200,000. If the amount of charitable donations for a given year is less than $200,000, the amount under $200,000 may be carried forward to subsequent years. In fiscal 2012, we made donations totaling $233,100 to eleven charitable organizations. In fiscal 2013, we made donations totaling $119,500 to six charitable organizations. Mr. Garen, a member of our Board, and Mr. Hessler, a former member of our Board, are members of the board of Bright Prospect (www.brightprospect.org), one of the charitable organizations to which we made a $40,000 donation in each of fiscal 2012 and fiscal 2013.

Policies and Procedures for Approving Related Party Transactions

Our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the past two fiscal years;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is any person who, during the last two fiscal years (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than five percent of any class of our voting securities;

•

an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

Our Board has delegated to our Governance Committee the responsibility of reviewing and approving related party transactions. Our Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as our Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from our Governance Committee. Related party transactions that are ongoing are subject to ongoing review by our Governance Committee to determine whether it is in our best interest and our stockholders’ best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during our fiscal year ended September 27, 2013, our officers, directors and greater than ten percent stockholders timely filed all reports they were required to file under Section 16(a) except for the following late filings: (i) a late Form 4 filed with the SEC by Mr. Garen on January 11, 2013; (ii) a late Form 3 filed with the SEC by Dr. Hodara on May 20, 2013, and (iii) a late Form 3 filed with the SEC by Mr. Phillips on May 20, 2013.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our stockholders are entitled to cast an advisory vote to approve Named Executive Officer compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. In a vote held at the 2011 annual meeting of stockholders, our stockholders voted in favor of holding Say-on-Pay votes annually.

Our executive compensation structure is designed to attract and retain well-qualified executive officers, which is crucial to our success, and we believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the Section entitled “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our Named Executive Officers.

This Say-on-Pay proposal, provides our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that Learning Tree International, Inc.’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Learning Tree International, Inc.’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote.  However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the votes cast at the Annual Meeting is needed to approve this proposal on a non-binding advisory basis.  Shares of common stock that are present at the Annual Meeting but abstain from voting on such proposal are not treated as votes cast and will have no effect on the outcome of the vote on this proposal. Also, broker non-votes will have no effect on the outcome of the vote on this proposal. Unless otherwise instructed, the proxies will vote “FOR” this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY
RESOLUTION SET FORTH IN THIS PROPOSAL 2.

PROPOSAL 3: RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

The Company’s independent auditor for its fiscal year ended September 27, 2013 was BDO USA, LLP, an independent registered public accounting firm. BDO USA, LLP served as the Company’s principal registered public accounting firm for fiscal years 2007 through 2013. The Audit Committee considered the qualifications and experience of BDO USA, LLP, and, in consultation with our Board, appointed them as independent auditors for the Company for the current fiscal year which ends October 3, 2014.

For purposes of determining whether to select BDO USA, LLP as the independent registered public accounting firm to perform the audit of our financial statements, the Audit Committee conducted a thorough review of BDO USA, LLP’s performance. The Audit Committee reviewed:

●	BDO USA, LLP’s historical and recent performance on the Company audit, including the quality of the engagement team and the accounting firm’s experience, service level, responsiveness and expertise;
●	the accounting firm’s leadership, management structure, client and employee retention and compliance and ethics programs;
●	the record of the accounting firm compared to other similarly sized and reputable accounting firms in various matters, including regulatory, litigation and accounting matters;
●	the Public Company Accounting Oversight Board report of selected audits of the accounting firm;
●	the appropriateness of fees charged;
●	the accounting firm’s familiarity with the Company’s accounting policies and practices and internal control over financial reporting; and
●	the accounting firm’s role and performance in matters involving the SEC.

During the course of the Audit Committee’s review of BDO USA, LLP’s performance, Company representatives interviewed senior management of BDO USA, LLP with respect to certain of the matters listed above. The firm is a registered public accounting firm.

BDO USA, LLP’s representatives are expected to attend the Annual Meeting. They will be available to respond to stockholder questions and will have an opportunity to make a statement if they desire to do so.

Although ratification of our independent auditors by stockholders is not required by our Bylaws or otherwise, the Board is submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate practice. If ratification of BDO USA, LLP as our independent public accounting firm is not approved by stockholders, the matter will be referred to the Audit Committee for further review. If the selection is ratified, the Audit Committee still has the discretion to select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests or our stockholders.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting is needed to approve this proposal. Shares of common stock that are present at the Annual Meeting but abstain from voting on such proposal are not treated as votes cast and will have no effect on the outcome of the vote on this proposal. Also, broker non-votes will have no effect on the outcome of the vote on this proposal. Unless otherwise instructed, the proxies will vote “FOR” this proposal.

Our board recommends that stockholders vote “FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2014.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, BDO USA, LLP, our September 27, 2013 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of September 27, 2013. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2013 filed with the SEC, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2013 filed with the SEC.

AUDIT COMMITTEE

Howard A. Bain III, Chairman
Henri Hodara

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2013 our independent auditors, as approved by our Audit Committee, were BDO USA, LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by BDO USA for fiscal 2012 and 2013:

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$627,500	$652,500
Audit-Related Fees	$—	$—
Tax Fees(2)	$117,576	$86,667
All Other Fees	$—	$—

(1)

Audit fees are related to the integrated audit of the Company’s annual financial statements for the years ended September 27, 2013 and September 28, 2012, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and 10-K for those years.

(2)	Tax fees include fees principally incurred for assistance with the preparation of U.S. federal and state returns and with other tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require our Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee pre-approved 100 percent of the fees for services provided by BDO USA, LLP during fiscal 2013 and fiscal 2012.

Our Audit Committee considered and determined that the provision of non-audit services by BDO USA, LLP was compatible with maintaining the auditors’ independence. Our Audit Committee has selected BDO USA, LLP as its auditor for fiscal 2014.

STOCKHOLDERS’ PROPOSALS FOR 2015 ANNUAL MEETING

Pursuant to Rule 14a-8 promulgated under the Exchange Act, eligible stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings of stockholders. For such proposals to be included in our proxy materials for our 2015 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposal by September 26, 2014. If we change the date of the annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send out our proxy materials, and such deadline will be announced in a subsequent filing with the SEC. Stockholders wishing to submit proposals that are to be presented at, but are not to be considered for inclusion in our proxy materials for, our 2015 annual meeting of stockholders must give us timely notice thereof. To be timely, we must receive a proposal by no later than December 28, 2014. Stockholder proposals must be submitted to our Corporate Secretary at the executive offices of the Company, which are located at Learning Tree International, Inc., 1831 Michael Faraday Drive, Reston, Virginia 20190, Attention:  Corporate Secretary.

OTHER MATTERS

The Board is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by stockholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.”  Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions.  This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the Annual Report, Notice of Internet Availability and other proxy materials to your address for all residents that own shares of Company common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary.  If you are receiving multiple copies of the Proxy Statement, the Annual Report, Notice of Internet Availability and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary.  Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, a separate set of the Proxy Statement, the Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the Annual Report or other proxy materials, please send your request to Corporate Secretary, Learning Tree International, Inc., 1831 Michael Faraday Dr., Reston, Virginia 20190 or call the Company with your request at (703) 709-9119.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report has been made available to stockholders and is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. The Company will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended September 27, 2013 (including the financial statements, the financial statement schedules and list of exhibits, and any particular exhibit specifically requested) upon the written request of any stockholder. Requests can be made by writing to Corporate Secretary, Investor Relations, Learning Tree International, 1831 Michael Faraday Drive, Reston, VA 20190.

Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

By Order of the Board of Directors,

January 27, 2014
Dr. David C. Collins
Chairman of the Board and Chief Executive Officer

Driving Directions to Learning Tree’s Annual Meeting at the Reston Town Center

Learning Tree International

Education Center

1805 Library Street

Reston, VA 20190

Tel: 800-200-6984

Dulles International Airport - 5 miles
• Take the access road to Exit 12, Reston Parkway
• Take a left onto Reston Parkway
• At the third traffic light turn left onto Bluemont Way
• Take the third right onto Library Street
• The Learning Tree Education Center is located to your right

Reagan National Airport - approximately 20 miles
• Take George Washington Memorial Parkway North to I-495 South
• Take Exit 45 West, Route 267/Dulles Toll Road
• Take 267 approx. 7 miles; take Exit 12, Reston Parkway
• Turn right at the end of the exit ramp onto Reston Parkway
• At the second light turn left onto Bluemont Way; Reston Center entrance
• Take the third right onto Library Street
• The Learning Tree Education Center is located to your right

Fairfax County Parkway
• From Fairfax County Parkway, take the Sunset Hills Road exit EAST
• At the second traffic light make a left turn onto Town Center Parkway
• Turn right onto Bluemont Way; Reston Town Center entrance
• Turn left onto Library Street
• The Learning Tree Education Center is located to your right

REVOCABLE PROXY
LEARNING TREE INTERNATIONAL, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote. Please have available your Stockholder Control Number, which is printed at the bottom of this proxy card, when voting via the Internet or by telephone.

1. Via Internet:

Go to https://www.rtcoproxy.com/ltre prior to 3:00 a.m., March 13, 2014.

2. By Telephone:

Call 1-866-411-6805 Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., March 13, 2014.

3. By Mail:

Mark, sign and date your proxy card and return it in the accompanying postage-paid envelope.

Please note that the last vote received from a stockholder, whether via the Internet, by telephone or by mail, will be the vote counted.

Mark here if you no longer wish to receive paper annual meeting materials and instead receive electronic delivery of these materials. ☐

Mark here if you plan to attend the meeting. ☐

Mark here for address change and provide the new address below. ☐

____

____

____

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please mark the box to the right or follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

The Board of Directors recommends that you vote "FOR" each of Class I director nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

Vote on Directors:

	For	With-hold	For All, Except
1. Election to the Board of Directors of the three Class I director nominees listed below to serve for a three-year term ending at the 2017 annual meeting of stockholders.	☐	☐	☐

(01) Howard A. Bain III
(02) Mary C. Collins
(03) Richard A. Spires

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "For All, Except" and write the name(s) of the nominee(s) on the line.

____

Vote on Proposals:

	For	Against	Abstain
2. Approval, on an advisory basis, of Learning Tree's executive compensation.	☐	☐	☐
3. To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending October 3, 2014.	☐	☐	☐

In their discretion, the proxies are authorized to vote "FOR" the election of substitute nominee(s) for director(s) as the Board of Directors of Learning Tree shall select, and on such other matters as may properly come before the Annual Meeting.

Note: Please date and sign exactly as your name(s) appear(s) on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Stockholder Control Number

LEARNING TREE INTERNATIONAL, INC. — ANNUAL MEETING MARCH 13, 2014

http://www.cfpproxy.com/6821

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

LEARNING TREE INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
March 13, 2014
10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Learning Tree International, Inc., a Delaware corporation ("Learning Tree"), hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Stockholders of Learning Tree dated January 27, 2014, and the accompanying Proxy Statement related to the above-referenced Annual Meeting, and hereby appoints Max Shevitz and David Asai, with full power of substitution in each, as attorneys and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Monday, March 13, 2014, at Learning Tree, 1805 Library Street, Reston, Virginia 20190, and at any and all adjournments or postponements thereof (the "Annual Meeting") on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted "FOR" the election of all Class I director nominees listed on the reverse side for the Board of Directors of Learning Tree, "FOR" Proposal 2 and "FOR" Proposal 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

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